Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of April 25, 2023, by and between UCF Asset LLC, a Georgia Limited Liability Company (the “Company”), whose principal place of business is at 537 Peachtree St NE, Atlanta, GA 30308; and Jason Armstrong(“Employee”).

WHEREAS, the Company is set up for the sole purpose of serving as the general partner (the “GP”) of UC Asset LP, a Delaware limited partnership (the “Fund”), which is a public traded company.

WHEREAS, the Company wishes to procure the services of Employee under the terms and conditions set forth and Employee wishes to be employed on these terms and conditions.

THEREFORE, in consideration of the agreements contained in this Employee Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1 Employment

1.1. Employment. The Company agrees to employ Employee, and Employee accepts employment with the Company, on and subject to the terms and conditions set forth in this Employee Agreement.

1.2. Term. The Company will employ the Employee pursuant to this Employee Agreement effective as of May 01, 2023 (“Commence Date”). The employment of employee will be at-will, meaning that employment may be terminated by either party at any time in accordance with the provisions of Article 7.

ARTICLE 2 Duties

2.1. Position and Duties. The Company agrees to employ Employee to act as its Manager. Employee shall be responsible for performing the duties as described in the Operating Agreement of the Company. Employee agrees that he will serve the Company faithfully and to the best of his ability during the term of employment, under the direction of the Majority Membership Interest of the Company. The Company and Employee may jointly from time to time to change the nature of Employee’s duties and job title.

2.2. Time Devoted to Work. Employee agrees that he will devote all of the necessary business time, attention, and energies, as well as Employee’s best talents and abilities to the business of the Company in accordance with the Company’s instructions and directions. Employee may engage in other business activities unrelated to the Company during the term of this Employee Agreement so long as such other business activities do not interfere with the terms and conditions of this Employee Agreement.

ARTICLE 3 Place of Employment

3.1. Place of Employment. Employee may perform his duties at any place deemed productive to fulfill his duties under this Agreement.

ARTICLE 4 Compensation of Employee

4.1. Compensation. For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the following amount(“Compensation”)

a)       10% of all the management fees the Company receives from the Fund in exchange for serving as the GP of the Fund, starting from the Commence Date till the end of year 2023; And

b)       20% of all the management fees the Company receives from the Fund in exchange for serving as the GP of the Fund, starting from the beginning of 2024 till the employment is terminated or otherwise amended.

Compensation shall be payable to Employee quarterly and on a pro rata basis.

4.2. Withholding. The Company will not withhold any taxes for the Employee. Employee shall be responsible for all taxes he may be subjected to.

4.3. Reimbursement for Business Expenses. Subject to the approval of the Company, the Company shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee’s duties and obligations under this Employee Agreement, but only if Employee properly accounts for expenses in accordance with the Company’s policies.

ARTICLE 5 Insider Trading Policy

5.1. No Insider Trading. Employee recognized that in the course of his Duties hereinabove, Employee may receive from the Company, or others associated with the Company, information that may be considered “material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Employee agrees NOT to: a) purchase or sell, directly or indirectly, any securities of the Company while in possession of any material, nonpublic information concerning the Company; or b) communicating any material, nonpublic information concerning the Company to any other person in which it is reasonably foreseeable that such person is likely to i) purchase or sell, directly or indirectly, any securities of the Company while in possession of such material, nonpublic information concerning the Company; or ii) otherwise benefit, directly or indirectly, from possession of such material nonpublic information.

Material, nonpublic information about the Client may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments, projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results.

5.2. Trading Window Periods. In cases Employee desires to purchase or sell any securities of the Client, he is encouraged to purchase or sell during the period extending from the third (3rd) through the thirteenth (13th) business day following the release of the Company’s earnings for the immediately preceding fiscal period to the public.

ARTICLE 6 Fringe Benefits

The Company currently does not provide any benefit plans to its employees. Employee shall be entitled to participate in and receive benefits from all of the Company’s employee benefit plans when there will be any. Nothing in this Employee Agreement shall prohibit the Company from modifying or terminating any of its employee benefit plans in a manner that does not discriminate between Employee and other Company employees.

ARTICLE 7 Termination of Employment

7.1. Termination of Employment. Employee’s employment hereunder shall automatically terminate upon (i) his death; (ii) Employee voluntarily leaving the employ of the Company; (iii) at the Company’s sole discretion, upon fifteen (15) days prior written notice to Employee if the Company terminates his employment hereunder without “cause;” (iv) at the Company’s sole discretion, upon two (2) days prior written notice to Employee if the Company terminates his employment hereunder for “cause.” For purposes hereof, “cause” shall include (i) Employee’s willful malfeasance, misfeasance, nonfeasance or gross negligence in connection with the performance of his duties (which shall not include any exercise of business judgment in good faith), (ii) any willful misrepresentation or concealment of a material fact made by Employee in connection with this Employee Agreement; or (iii) the willful breach of any material covenant made by Employee hereunder.

7.2. Payments on Termination. In the event that Employee’s employment under this agreement is terminated for any reason, Company shall promptly pay Employee any amounts due to Employee under this agreement, including any salary accrued through the date of termination, and reimbursement for business related expenses during the period of Employee’s employment, providing that such expenses are submitted in accordance with Company policies, but such payments shall be in full satisfaction of all Company’s obligations to Employee.

ARTICLE 8 Confidential Information and Records

8.1. Confidential Information: During the term of this Agreement Employee may learn of and use significant proprietary and confidential information of Company and/or Company’s clients. Employee recognizes the importance of protecting the rights to proprietary and confidential information. At all times during and subsequent to this Agreement, Employee agrees to keep in strictest confidence and trust Confidential Information (defined below) to which Employee may have access. Employee will not use, disclose or reproduce such Confidential Information without the prior written consent of Company.

The term “Confidential Information”, as used in this section, means any and all technical and business information, whether written, oral, graphic or computer media, that Company or Company’s clients may disclose or reveal to Company, including but not limited to financial plans and records, pricing, marketing plans, business strategies, relationships with third parties, client lists, present and proposed products and services, trade secrets, computer software programs, information regarding clients and partners, employees, and affiliates, and Company’s methods for application management and related services.

Employee shall not be required to treat as confidential any information which was in Employee’s possession or was known to Employee prior to receipt from Company or is or becomes public knowledge without Employee’s fault.

8.2. Disclosures After Employment Terminates; Return of Records. Employee acknowledges and agrees that all supplier, customer, employee and contractor files, contracts, agreements, financial books, records, instruments and documents, memoranda, data, reports, sales documentation and literature, software, and any other instruments, records or documents relating or pertaining to (i)the business of the Company, or (ii) the duties performed hereunder by Employee (collectively, the “Records”) shall at all times be and remain the exclusive property of the Company, as applicable. Upon termination of Employee’s employment hereunder for any reason whatsoever, Employee shall promptly return to the Company all Records (whether furnished by the Company or prepared by Employee), and Employee shall neither make nor retain, nor allow any third party to make or retain, any photo, electronic or other copy or other reproduction of any of such Records after such termination.

ARTICLE 9 Protective Covenants

Employee acknowledges that his specialized skills, abilities and contacts are important to the success of the Company, and agrees that he shall faithfully and strictly adhere to the following covenants:

9.1. Non-competition. Employee shall not engage in any other business activities directly or indirectly in competition with the Company, for the term of this Agreement and for an extra twelve(12) months after termination of this Agreement. Employee shall has full power to engage in business activities similar to or same to those of the Company, as long as there is no direct or indirect competition with the Company.

9.2 Non-solicitation of Customers. Employee agrees that all customers, including investors, whose relationships are managed by Employee, or with whom Employee has contact during the term of this Employee Agreement, are the Company’s customers (investors), and that all fees and revenues produced from such relationships or contacts are the exclusive property of the Company. Employee hereby waives and releases all claims and rights of ownership to such customer relationships, fees and revenues. Furthermore, at all times during the term of this Employee Agreement and for a period of twelve (12) months thereafter, Employee will not directly or indirectly, on his own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity or enterprise, solicit, call upon or attempt to solicit or call upon, any customer or prospective customer of the Company, or any representative of any customer or prospective customer of the Company, with a view to the sale or provision of any product or service competitive or potentially competitive with the product or service by the Company.

ARTICLE 10 Construction

Employee acknowledges and agrees that the covenants and agreements contained in Articles 8 and 9 of this Employee Agreement are the essence of this Employee Agreement, and that each of such covenants and agreements is reasonable and necessary to protect and preserve the interests and business of the Company. Employee further acknowledges and agrees that: (i) each of such covenants and agreements is separate, distinct and severable, not only from the other of such covenants and agreements, but also from the remaining provisions of this Employee Agreement, (ii) the unenforceability of any such covenants or agreements shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Employee Agreement, and (iii) in the event any court of competent jurisdiction or arbitrator, as applicable, determines, rules or holds that any such covenant or agreement hereof is overly broad or against the public policy of the state, then said court or arbitrator, as the case may be, is specifically authorized to reform and narrow said covenant or agreement to the extent necessary to make said reformed and narrowed covenant or agreement valid and enforceable to the maximum enforceable restriction permitted by law.

ARTICLE 11 Remedies

It is specifically understood and agreed that (i) any breach of any of the provisions of Articles 8 and 9 of this Employee Agreement is likely to result in irreparable injury to the Company, (ii) the remedy at law alone will be an inadequate remedy for such breach, and (iii) in addition to any other remedy it may have for such breach, the Company shall be entitled to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. Notwithstanding any other provision of this Employee Agreement to the contrary, any and all obligations of the Company to pay any compensation to Employee for any reason shall cease and terminate upon the proven breach by Employee, as determined by an arbitrator or a court of competent jurisdiction as the case may be, of any of the obligations of Employee under Articles 8 or 9 of this Employee Agreement.

ARTICLE 12 Binding Agreement

12.1. Company’s Successors. The rights and obligations of the Company under this Employee Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

12.2. Employee’s Successors. This Employee Agreement shall inure to the benefit and be enforceable by Employee’s personal representatives, legatees, and heirs.

ARTICLE 13 Miscellaneous

13.1. Entire Agreement. This instrument contains the entire agreement of the parties pertaining to the employment of Employee by the Company. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the employment of Employee by the Company other than those specifically included in this Employee Agreement. This Employee Agreement supersedes any prior employee agreements pertaining to or connected with or arising in any manner out of the employment of Employee by the Company. All such agreements are terminated and are of no force or effect whatsoever.

13.2. Waivers. The waiver by either party of a breach of any provision of this Employee Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.3. Amendment of Agreement. No change or modification of this Employee Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced.

13.4. Severability of Provisions. If any provision of this Employee Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall not affect the validity or enforceability of any other provision of this Employee Agreement.

13.5. Assignment of Agreement. Other than as otherwise provided for in this Employee Agreement, this Agreement is not assignable by either parties.

13.6. Governing Law and Venue. This Agreement shall be deemed to have been entered into by all parties within the State of Georgia and all questions regarding the validity and interpretation of this Employee Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Georgia without regard to choice of law provisions.

13.7. Arbitration of Disputes. If a dispute arises out of or relates to this Employee Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration, litigation or some other dispute resolution procedure.

IN WITNESS, the parties have executed this Employee Agreement in duplicate on the date and year first above written.

Employee,

_______________

Jason Armstrong

UCF Asset LLC,

_______________

By: /s/ Larry Wu, Member of Majority Interests

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